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FOR IMMEDIATE RELEASE

  Hewlett Foundation President Responds to Hewlett-Packard Advertisement

     Palo Alto, February 25, 2002. The William and Flora Hewlett Foundation today responded to statements in a currently running double-page advertisement by HP management stating that sales of HP stock by the Foundation were “taking advantage of a brief spike in the stock price [HP Director and Foundation Chair Walter Hewlett] takes credit for causing” and implying that the sales reflected a change in opinion by Mr. Hewlett.

     “HP management’s characterization of the Foundation’s ongoing sales of Hewlett-Packard stock is misleading,” said Foundation President Paul Brest. “In accordance with William Hewlett’s wishes, the Foundation long ago adopted a policy of diversification, while retaining a significant stake in HP. Since 1998, implementing the diversification program has been in the hands of an independent stock committee. By design, Walter Hewlett does not serve on that committee and has no input into its decisions. At his death in early 2001, William Hewlett left the bulk of his Hewlett-Packard stock to the Foundation. The sales referred to in HP management’s ad were part of this longstanding diversification program.”

     “HP management’s mischaracterization of these sales isn’t simply a mistake,” added Brest, the former Dean of Stanford Law School. “Not only was HP management fully informed of the committee’s current sales program in March 2001, but it has been an active participant in the program, regularly buying back HP shares from the Foundation since May 2001. Approximately two-thirds of the shares sold by the Foundation from May 2001 through the end of the year were purchased by the company.”